Exhibit 99.1

Phillips Edison Grocery Center REIT II, Inc. Reports Year End 2015 Results
Acquired 37 Grocery-anchored Shopping Centers in 16 States
Completed Initial Public Offering Generating Proceeds of $1.1 billion

CINCINNATI, OH, March 3, 2016 - Phillips Edison Grocery Center REIT II, Inc. (the “Company,” “we,” “our,” or “us”), a publicly registered, non-traded real estate investment trust (“REIT”) focused on the acquisition and management of well-occupied grocery-anchored neighborhood and community shopping centers, today announced its operating results for the year ended December 31, 2015.

“We are pleased with our performance in 2015, which focused on the successful completion of our initial public offering and acquisition of high-quality grocery-anchored shopping centers. In 2016, we will continue to build the portfolio through property acquisitions and utilize our operating platform to drive organic growth,” said Jeff Edison, Chairman of the Board and Chief Executive Officer.

For the year ended December 31, 2015, the Company generated a net loss of $6.7 million, compared to net loss of $5.8 million for the comparable 2014 period. For the year ended December 31, 2015, the Company generated modified funds from operations (“MFFO”) of $28.6 million, compared to MFFO of $2.7 million for the comparable 2014 period. This growth was primarily the result of additional property acquisitions.
Initial Public Offering

•
On September 15, 2015, the Company closed its initial public offering, generating gross cash proceeds since inception of $1.1 billion, including shares sold through the Company's distribution reinvestment plan. The Company continues to offer shares of common stock under its distribution reinvestment plan.

Portfolio Results

•
For the year ended December 31, 2015, the Company acquired 37 grocery-anchored shopping centers totaling approximately 4.6 million square feet for an aggregate purchase price of approximately $685.5 million.

•	As of December 31, 2015, the Company’s portfolio consisted of 57 properties in 19 states, totaling 6.9 million square feet for an aggregate purchase price of $1.0 billion.

•	As of December 31, 2015, the Company reported leased portfolio occupancy of 93.7%.

Capital Markets

•
As of December 31, 2015, the Company’s leverage ratio was 6.1% (calculated as total debt, less cash and cash equivalents, as a percentage of total real estate investments, including acquired intangible lease assets and liabilities, at cost).

•	The Company’s debt had a weighted-average interest rate of 5.6%, and a weighted-average maturity of 6.5 years. The only outstanding debt was from assumed property mortgage loans.

Distributions

•
For the year ended December 31, 2015, the Company paid gross distributions of approximately $56.1 million, including $29.8 million of distributions reinvested through the dividend reinvestment plan for net cash distributions of $26.3 million.

•	Operating cash flow for the year ended December 31, 2015, was $16.6 million, compared to net cash used in operating activities of $1.3 million for 2014.

Advisory Agreement

•
In December 2015, the Company entered into a new advisory agreement with Phillips Edison NTR II, LLC, which had been acting as the Company's sub-advisor. This followed the termination of the Company's previous advisory agreement with American Realty Capital PECO II Advisors, LLC.

Subsequent Events

•
In February 2016, the Company entered into an agreement with DST Systems, Inc. (DST) to replace American National Stock Transfer (ANST) as the Company’s transfer agent. This became necessary after RCS Capital Corporation, ANST’s parent company, terminated the operations of ANST in connection with its recent bankruptcy. Although there will be a transition period, operations are expected to be fully in place with DST within 60 days.

•	Subsequent to the end of the quarter, the company acquired six properties totaling approximately 451,000 square feet for an aggregate purchase price of $88.5 million.

•
Subsequent to the end of the quarter, the Company exercised the accordion under its existing unsecured revolving credit facility, increasing its borrowing capacity under the facility from $200.0 million to $350.0 million.

Stockholder Update Call

•
The Company will host a conference call on Monday, March 28, at 5:00 PM Eastern Standard Time. Participants can register for the conference by navigating to http://dpregister.com/10081668. Callers who pre-register will be given dial-in instructions and a unique PIN to gain access to the call. Participants may pre-register now, or at any time prior to the call, and will immediately receive simple instructions via email. The call will also be automatically scheduled as an Outlook calendar event. Additionally, participants should register to view the accompanying webcast presentation by using the following link a few minutes prior to the call: http://services.choruscall.com/links/peco160328b.

Reconciliation of Non-GAAP Measures
Funds from Operations, Adjusted Funds from Operations, and Modified Funds from Operations

Funds from operations (“FFO”) is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. We use FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) to be net income (loss), computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of depreciable real estate property (including deemed sales and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets and impairment charges, and after related adjustments for unconsolidated partnerships, joint ventures and noncontrolling interests. We believe that FFO is helpful to our investors and our management as a measure of operating performance because it, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, which are not immediately apparent from net income.

Since the definition of FFO was promulgated by NAREIT, GAAP has expanded to include several new accounting pronouncements, such that management and many investors and analysts have considered the presentation of FFO alone to be insufficient. Accordingly, in addition to FFO, we use both FFO adjusted for acquisition expenses (“AFFO”) and modified funds from operations (“MFFO”), as defined by the Investment Program Association, or IPA. AFFO excludes acquisition fees and expenses from FFO. In addition to excluding acquisition fees and expenses, MFFO also excludes from FFO the following items:

•	straight-line rent amounts, both income and expense;

•	amortization of above- or below-market intangible lease assets and liabilities;

•	amortization of discounts and premiums on debt investments;

•	gains or losses from the early extinguishment of debt;

•	gains or losses on the extinguishment of derivatives, except where the trading of such instruments is a fundamental attribute of our operations;

•	gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting;

•	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

•	gains or losses related to contingent purchase price adjustments; and

•	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that both AFFO and MFFO are helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods and, in particular, after our acquisition stage is complete, because both AFFO and MFFO exclude acquisition expenses that affect operations only in the period in which the property is acquired. Thus, AFFO and MFFO provide helpful information relevant to evaluating our operating performance in periods in which there is no acquisition activity.

Many of the adjustments in arriving at MFFO are not applicable to us. Nevertheless, as explained below, management’s evaluation of our operating performance may also exclude items considered in the calculation of MFFO based on the following economic considerations.

•
Adjustments for straight-line rents and amortization of discounts and premiums on debt investments—GAAP requires rental receipts and discounts and premiums on debt investments to be recognized using various systematic methodologies. This may result in income recognition that could be significantly different than underlying contract terms. By adjusting for these items, MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments and aligns results with management’s analysis of operating performance. The adjustment to MFFO for straight-line rents, in particular, is made to reflect rent and lease payments from a GAAP accrual basis to a cash basis.

•
Adjustments for amortization of above- or below-market intangible lease assets—Similar to depreciation and amortization of other real estate-related assets that are excluded from FFO, GAAP implicitly assumes that the value of intangibles diminishes ratably over the lease term and should be recognized in revenue. Since real estate values and market lease rates in the aggregate have historically risen or fallen with market conditions, and the intangible value is not adjusted to reflect these changes, management believes that by excluding these charges, MFFO provides useful supplemental information on the performance of the real estate.

•
Gains or losses related to fair-value adjustments for derivatives not qualifying for hedge accounting—This item relates to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, management believes MFFO provides useful supplemental information by focusing on the changes in core operating fundamentals rather than changes that may reflect anticipated, but unknown, gains or losses.

•
Adjustment for gains or losses related to early extinguishment of derivatives and debt instruments—Similar to extraordinary items excluded from FFO, these adjustments are not related to continuing operations. By excluding these items, management believes that MFFO provides supplemental information related to sustainable operations that will be more comparable between other reporting periods and to other real estate operators.

Each of FFO, AFFO, and MFFO should not be considered as an alternative to net income (loss) or income (loss) from continuing operations under GAAP, or as an indication of our liquidity, nor is any of these measures indicative of funds available to fund our cash needs, including our ability to fund distributions. In particular, as we are currently in the acquisition phase of our life cycle, acquisition-related costs and other adjustments that are increases to AFFO and MFFO are, and may continue to be, a significant use of cash. AFFO and MFFO may not be useful measures of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated. Accordingly, FFO, AFFO, and MFFO should be reviewed in connection with other GAAP measurements. FFO, AFFO, and MFFO should not be viewed as more prominent measures of performance than our net income or cash flows from operations prepared in accordance with GAAP. Our FFO, AFFO, and MFFO as presented may not be comparable to amounts calculated by other REITs.

The following section presents our calculation of FFO, AFFO, and MFFO and provides additional information related to our operations. As a result of the timing of the commencement of our initial public offering and our active real estate operations, FFO, AFFO, and MFFO are not relevant to a discussion comparing operations for the periods presented. We expect revenues and expenses to increase in future periods as we use our offering proceeds to acquire additional investments.

FFO, AFFO AND MFFO
FOR THE PERIODS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Calculation of FFO
Net loss	(3,225)	(2,804)	$(6,698)	$(5,833)
Adjustments:
Depreciation and amortization of real estate assets	9,170	2,330	25,789	3,516
FFO	$5,945	$(474)	$19,091	$(2,317)
Calculation of AFFO
Funds from operations	$5,945	$(474)	$19,091	$(2,317)
Adjustments:
Acquisition expenses	5,830	3,369	13,661	5,449
AFFO	$11,775	$2,895	$32,752	$3,132
Calculation of MFFO
AFFO	$11,775	$2,895	$32,752	$3,132
Adjustments:
Net amortization of above- and below-market leases	(373)	(144)	(1,151)	(152)
Straight-line rental income	(774)	(167)	(2,056)	(256)
Amortization of market debt adjustment	(267)	(34)	(845)	(40)
Change in fair value of derivative	(107)	—	(107)	—
MFFO	$10,254	$2,550	$28,593	$2,684
Weighted-average common shares outstanding - basic and diluted	45,477	20,615	36,538	10,302
Net loss per share - basic and diluted	$(0.07)	$(0.14)	$(0.18)	$(0.57)
FFO per share - basic and diluted	$0.13	$(0.02)	$0.52	$(0.22)
AFFO per share - basic and diluted	$0.26	$0.14	$0.90	$0.30
MFFO per share - basic and diluted	$0.23	$0.12	$0.78	$0.26

About Phillips Edison Grocery Center REIT II, Inc.
Phillips Edison Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. As of December 31, 2015, the Company owned and managed an institutional quality retail portfolio consisting of 57 grocery-anchored shopping centers totaling approximately 6.9 million square feet. For more information, please visit the Company’s website at www.grocerycenterREIT2.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the funding available under its share repurchase and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

###